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                                                                   EXHIBIT 99.1

                          QUICKSILVER RESOURCES COMPLETES

                         ACQUISITION OF MICHIGAN PROPERTIES

                               FROM SPIRIT ENERGY 76

FORT WORTH, TEXAS (May 18, 1999) - Quicksilver Resources Inc. (AMEX:KWK) announced today the closing of the acquisition of substantially all of Unocal Corporations' Spirit Energy 76 unit's natural gas and crude oil assets in Michigan. Total consideration was $27 million in cash and 404,381 shares of Quicksilver common stock. The effective date of the transaction is January 1, 1999.

The properties include Spirit Energy 76's ownership in the Garfield Unit and the Beaver Creek Richfield Unit. Quicksilver's working interest ownership in Garfield will increase to 99% from 54%. The sale includes approximately 20,000 net leasehold acres producing about 13,000 Mcf equivalent (Mcfe) net per day. Estimated reserves were not disclosed.

The stock component of the purchase was placed in escrow and will be distributed over a three-year period. The number of shares of stock to be transferred will be subject to downward adjustment in correlation to certain costs, expenses, and liabilities incurred during this period.

Houston Kauffman, Quicksilver's Vice President of Acquisitions, Divestments & Trades, stated: "These properties fit perfectly with our Michigan operations, give us greater ownership in fields we already control, and increase our total production substantially. This adds additional Prairie du Chien production, with its higher cash flow, to our long-lived Antrim shale gas."

The acquisition will be accretive to Quicksilver's 1999 revenues, EBITDA, and net income, and is expected to boost Quicksilver's average daily production by 25%, to 68 million cubic feet equivalent (MMcfe) per day.

Quicksilver, headquartered in Fort Worth, is a natural gas and crude oil production company with offices in Gaylord, Michigan, Cut Bank, Montana, and Casper, Wyoming.

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The statements in this press release regarding projections of revenues or income or reserves or similar items, such as statements pertaining to future revenues, future capital expenditures, future cash flows, future operations or results, and other statements, which are not historical facts, are forward looking statements. Such statements involve risks of declining oil and gas prices, competition for prospects, possible increases in lifting costs and other factors detailed in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.
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FOR MORE INFORMATION, PLEASE CONTACT:

Porter Farrell - 817-339-1140 - pfarrell@qrinc.com
Quicksilver Resources Inc.
1619 Pennsylvania Avenue - Fort Worth, TX 76104
TEL 817-877-3151 - FAX 817-332-1883
OR VISIT THE COMPANY'S WEBSITE www.qrinc.com

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